Exhibit 35.11

Corporate Trust Services

MAC R1204-010
9062 Old Annapolis Road Columbia, MD 21045

Tel: 410 884 2000
Fax: 410 715 2380

Citibank, N.A.

388 Greenwich Street

14th Floor

New York, New York 10013

RE:	Annual Statement of Compliance for COMM 2015-CCRE23 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2015-CCRE23

Per the Pooling and Servicing Agreement dated as of May 1, 2015 (the “Agreement”), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator (“Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2015 (the “Reporting Period”):

(a)	A review of Wells Fargo’s activities during the Reporting Period and of its performance under the Agreement has been made under such officer’s supervision; and

(b)	To the best of such officer’s knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 17, 2016

/s/ Brian Smith
BRIAN SMITH
Vice President

Wells Fargo Bank, N.A.